Exhibit 99.1

NEWS RELEASE

FORWARD AIR CORPORATION ANNOUNCES EXECUTIVE LEADERSHIP TEAM TRANSITION

GREENEVILLE, Tenn.—(BUSINESS WIRE)—June 12, 2018— Forward Air Corporation (Nasdaq: FWRD) today announced that its Board of Directors has approved a number of key strategic leadership changes as part of its succession planning process. Thomas (Tom) Schmitt has been elected to serve as the Company’s President and Chief Executive Officer, succeeding Bruce A. Campbell, who has served as President since 1998 and as Chief Executive Officer since October 2003. Mr. Schmitt currently serves as a Management Board member and the Chief Commercial Officer for Schenker AG, a $20 billion global logistics company. He joined Schenker AG as a member of the Management Board in June 2015. Mr. Schmitt will begin serving as President and CEO of Forward Air effective upon his departure from Schenker AG after a coordinated transition plan expected to be completed in the Fall 2018. The Board expects to appoint Mr. Schmitt to the Forward Air Board of Directors at that time.

Before becoming the Chief Commercial Officer for the contract logistics business of Schenker AG, Mr. Schmitt served as Chief Executive Officer and President of AquaTerra Corporation, an office nourishment and premium water export company based in Canada, from January, 2013. Mr. Schmitt has prior experience in the transportation and logistics industry, initially as a senior engagement manager for McKinsey+Company in Atlanta and subsequently in executive management roles, including President and CEO, FedEx Global Supply Chain Services, and President and CEO, Purolator, Inc. based in Memphis, Tennessee, and Toronto, Canada, respectively.

Mr. Bruce Campbell, who has also served as Chairman of the Company’s Board since 2007, will step down from his role as President and Chief Executive Officer when Mr. Schmitt joins the Company. At that time, Mr. Campbell will become Executive Chairman. In that role, Mr. Campbell will continue to serve as Chairman of the Board of Directors. It is expected that Mr. Campbell will remain as Executive Chairman until the Company’s 2019 annual meeting of shareholders, at which time, in order to ensure a continued, successful management transition, the Company plans to retain Mr. Campbell as a consultant for a period of time following his resignation as Executive Chairman.

C. Robert Campbell, the Company’s lead independent director, commented “We are thrilled to have Tom join Forward Air as our new President and CEO.” Mr. Campbell continued, “Tom is an innovative leader who has achieved major results throughout his career, and we are excited to see the impact he will make as the leader of the Forward Air team.” Mr. Campbell also commented on Bruce Campbell’s tenure with Forward Air. “Under Bruce’s tremendous leadership, the Company grew to the $1 billion plus enterprise that it is today. He has shaped the Company into the provider of the best in class services that keep our customer’s businesses moving forward.” Mr. Campbell continued, “The entire board thanks Bruce for his leadership of Forward Air for almost 28 years, and appreciates his willingness to continue that leadership as Executive Chairman to ensure a smooth transition and great start for Tom and our Forward Air team.”

Mr. Bruce Campbell said, “It has been a tremendous honor to serve as the President and CEO of Forward Air Corporation, and I am incredibly proud of everything our team has accomplished together. The Board and I are confident that Tom is the right person to lead our team and build on our momentum.” Campbell continued, “Tom is a highly strategic leader with extensive experience in many areas of the transportation and logistics industry. We are fortunate to have him as our next CEO.”

“I am certain I can speak on behalf of the entire Forward Air team in thanking Bruce Campbell for his decades of leading the right way - with incredible passion, energy and impact,” said Schmitt. “I am honored to join him and our Forward Air teammates to build on the remarkable reality they have created.”

The Company also announced additional organizational changes and promotions:

•	Chris C. Ruble, President Expedited Services, has been appointed as Chief Operating Officer of the Company’s Expedited business, which includes the Expedited LTL, Truckload and Pool segments. Mr. Ruble joined Forward Air in 1996 as a Terminal Manager and was promoted to Regional Vice President in 1997. In 2001, he was promoted to the Company’s Senior Vice President of Operations. In 2007 he was promoted to Executive Vice President, Operations, and in 2016, he was promoted to President, Expedited Services.

•	Matthew J. Jewell, President, Logistics Services, has been appointed as President of the Company’s Intermodal business. Mr. Jewell joined Forward Air in 2002 and served as Senior Vice President and General Counsel until 2008. In 2008, he was promoted to Executive Vice President and Chief Legal Officer. In 2014, he was promoted to Executive Vice President of Intermodal Services and Chief Strategy Officer, and in 2016, he was promoted to President, Logistics Services. In his new role, Mr. Jewell will be focused on growing the Company’s Intermodal business.

Mr. Bruce Campbell said, “Chris and Matt are gifted leaders who have been instrumental in the growth and success of the Company. These role changes position both of them for continued success and expand our capability to execute on our long-term growth strategy.”

About Forward Air Corporation

Forward Air keeps your business moving forward by providing services within four business segments: Expedited LTL (provides expedited regional, inter-regional and national LTL services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals); Truckload Premium Services (provides expedited truckload brokerage, dedicated fleet services, as well as high-security and temperature-controlled logistics services); Intermodal (provides first-and last-mile high-value drayage services both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services); and Pool Distribution (provides high-frequency handling and distribution of time sensitive product to numerous destinations within a specific geographic region). For more information, visit our website at https://www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the effective date of Mr. Schmitt’s employment as President and Chief Executive Officer and election to the Board, Mr. Campbell’s transition to Executive Chairman and future consulting arrangement and the successful management transition. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

CONTACT:

Forward Air Corporation

Michael J. Morris, 404-362-8933

mmorris@forwardair.com